Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Thursday, July 23, 2009

FOR IMMEDIATE RELEASE

Washington Federal Reports Net Income of $2.5

Million for its Third Fiscal Quarter

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $2,500,000 or $.03 per diluted share for the quarter ended June 30, 2009, compared to $33,169,000 or $.38 per diluted share for the same period one year ago. Earnings decreased by $30,669,000 or 92%, primarily as a result of higher credit costs and FDIC insurance premiums. The provision for loan losses was $52.2 million for the quarter ended June 30, 2009, a $39.0 million increase over the $13.2 million provided for the same quarter one year ago. FDIC premiums increased by $6.6 million over the same period one year ago. During the quarter, the Company also repurchased $200 million of preferred stock held by the U.S. Treasury under the TARP, resulting in a charge of $2.0 million. The Company has decided not to repurchase the 1.7 million warrants issued in conjunction with the preferred stock at this time due to the contractual restrictions on negotiating the value of such warrants. As of June 30, 2009 the ratio of tangible common equity to tangible assets was 9.64%, significantly above regulatory requirements to be classified as well capitalized.

Chairman, President & CEO Roy M. Whitehead commented, “Strong operating results, instigated by lower funding expense, enabled the Company to report a profit despite record high credit costs and one-time charges. During the quarter we continued to aggressively write down problem assets, with losses again centered in the residential land and construction portfolio. We are cautiously optimistic that charges in that area peaked last quarter, although losses from the mortgage portfolio are increasing with rising unemployment in the markets we serve. We are pleased to report continued profits in this hazardous economic environment.”

Non-performing assets amounted to $605 million or 5.03% of total assets at quarter-end. This is an increase of $441 million from September 30, 2008, and is concentrated in the Company’s portfolio of land and speculative construction loans. The gross amount of loans outstanding in these two portfolios totaled $925 million as of June 30, 2009, a decrease of $238 million or 20% from September 30, 2008. In response to deteriorating credit conditions, the Company has increased its allowance for loan losses from $85 million as of September 30, 2008, to $162 million as of June 30, 2009, a $77 million or 91% increase.

Overall delinquencies were 5.81% as of June 30, 2009, compared to 1.67% one year ago. However, single family residential mortgage loans, which represent 73% of the total portfolio, experienced delinquencies of only 2.74%, which compares favorably to the national average mortgage delinquencies of 9.12%.i

At quarter end, the Company owned 325 properties acquired through, or in lieu of, foreclosure, of which approximately 60 have sales pending. During the quarter the company sold 108 properties.

Total assets increased by $212 million or 2% to $12.0 billion from $11.8 billion at September 30, 2008. Specifically, investment securities increased by $437 million or 27% during the nine months ended June 30, 2009, as the Company purchased agency mortgage backed securities in anticipation of a potential increase in refinance activity. As of June 30, 2009, the Company’s investment portfolio had net unrealized gains of $70 million, an increase of $67 million from September 30, 2008. During the year, total loans outstanding decreased from $9.5 billion to $9.1 billion as a result of increased loan prepayments stemming from record low interest rates available on 30 year fixed-rate mortgages.

During the quarter the Company became aware of a potential tax liability of $39 million resulting from the acquisition of First Mutual, Inc. in February 2008. The only income statement impact was $1.5 million of additional tax in the current quarter, resulting from interest due on the potential tax liability. Although substantial uncertainty remains as to the ultimate outcome of this matter, under current U.S. accounting rules, the Company was required to record this as an income tax liability and a corresponding increase to goodwill. The Company is in discussions with the IRS regarding this matter and will pursue all available remedies to mitigate the financial impact to the Company.

Net interest income for the current quarter increased by 17% or $14 million from the quarter ended June 30, 2008. This increase is the result of expanding net interest spread, driven by falling deposit rates. The Company’s period end spread increased to 3.27% as of June 30, 2009, compared to 2.69% one year ago. In the next quarter the Company has $1.5 billion of deposits that will mature with a weighted average rate of 2.72%.

The Company’s efficiency ratio of 31.06% for the quarter, an increase from 27.81% from one year ago, remains among the lowest in the industry. The $6.6 million increase in FDIC insurance costs caused the higher efficiency ratio. The quarter produced a return on assets of .08%, while return on equity amounted to .71%. These ratios represent historical lows for the Company and are indicative of the effects of the significant declines in real estate values throughout the western United States.

On July 24, 2009, Washington Federal will pay a cash dividend of $.05 per share to common stockholders of record on July 10, 2009. This will be the Company’s 106th consecutive quarterly cash dividend.

Washington Federal Savings, with headquarters in Seattle, Washington, has 150 offices in eight western states.

The following is a summary of the unusual events that occurred in the current quarter:

•	Repayment of $200 million TARP preferred stock investment and the associated $2 million charge to earnings available to common shareholders related to the warrants.

•	Total credit costs of $57 million ($52.2 million provision + $4.8 million REO expense).

•	FDIC insurance premiums of $6.8 million ($5.5 million special assessment and $1.3 ongoing assessment).

•

Tax liability on the First Mutual acquisition totaling $39 million, which increased goodwill and taxes payable as of February 1, 2008. Additionally, $1.5 million of income tax expense related to interest on the tax liability.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

# # #

[i]	Source: Mortgage statistics as reported by Bloomberg, ticker DLQTDLQT as of 3/31/09

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	June 30, 2009	September 30, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$166,031	$82,600
Available-for-sale securities	1,927,873	1,476,067
Held-to-maturity securities	109,690	124,537
Loans receivable, net	9,111,340	9,501,620
Interest receivable	51,975	54,365
Premises and equipment, net	133,746	133,357
Real estate held for sale	113,591	37,107
FHLB stock	144,494	144,874
Intangible assets, net	257,579	260,158
Other assets	26,299	15,456

	$12,042,618	$11,830,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,622,452	$7,146,045
Repurchase agreements with customers	48,528	23,494

	7,670,980	7,169,539
FHLB advances	2,087,099	1,998,308
Other borrowings	800,600	1,177,600
Advance payments by borrowers for taxes and insurance	22,726	37,206
Federal and state income taxes	5,669	33,716
Accrued expenses and other liabilities	61,463	81,098

	10,648,537	10,497,467
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,158,753 and 105,092,724 shares issued; 88,048,226 and 87,916,286 shares outstanding	105,159	105,093
Paid-in capital	1,264,753	1,261,032
Accumulated other comprehensive income (loss), net of taxes	42,060	2,472
Treasury stock, at cost; 17,110,527 and 17,176,438 shares	(209,449)	(210,250)
Retained earnings	191,558	174,327

	1,394,081	1,332,674

	$12,042,618	$11,830,141

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$15.83	$15.16
Stockholders’ equity to total assets	11.58%	11.27%
Tangible common stockholders’ equity to tangible assets	9.64	9.27
Weighted average rates at period end
Loans and mortgage-backed securities	6.12%	6.33%
Combined loans, mortgage-backed securities and investment securities	5.99	6.26
Customer accounts	2.14	3.25
Borrowings	4.25	3.77
Combined cost of customer accounts and borrowings	2.72	3.41
Interest rate spread	3.27	2.85

*	Includes municipal bonds at tax equivalent yields and cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans	$141,120	$155,008	$440,477	$446,702
Mortgage-backed securities	27,919	22,407	81,572	66,187
Investment securities and cash equivalents	762	3,066	2,459	11,035

	169,801	180,481	524,508	523,924
INTEREST EXPENSE
Customer accounts	44,062	66,195	151,096	200,240
FHLB advances and other borrowings	31,486	33,622	95,665	104,154

	75,548	99,817	246,761	304,394

Net interest income	94,253	80,664	277,747	219,530
Provision for loan losses	52,200	13,216	141,200	23,716

Net interest income after provision for loan losses	42,053	67,448	136,547	195,814
OTHER INCOME
Gain on sale of loans	—	32	—	433
Gain on sale of real estate	—	3,164	—	11,876
Gain on sale of investments	959	—	959	—
Other	4,386	4,364	12,949	12,579

	5,345	7,560	13,908	24,888
OTHER EXPENSE
Compensation and fringe benefits	14,522	14,127	43,165	38,252
Occupancy	3,215	2,916	9,748	7,992
FDIC insurance	6,779	170	8,243	792
Other	6,417	6,440	19,423	15,686

	30,933	23,653	80,579	62,722
Gain (loss) on real estate acquired through foreclosure, net	(4,786)	72	(7,745)	(182)

Income before income taxes	11,679	51,427	62,131	157,798
Income taxes	5,646	18,258	23,564	56,129

NET INCOME	6,033	33,169	38,567	101,669

Preferred dividends accrued	3,533	—	7,488	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$2,500	$33,169	$31,079	$101,669

PER SHARE DATA
Basic earnings	$.03	$.38	$.35	$1.16
Diluted earnings	.03	.38	.35	1.16
Cash Dividends per share	.05	.21	.15	.63
Basic weighted average number of shares outstanding	88,047,527	87,789,556	88,011,571	87,619,645
Diluted weighted average number of shares outstanding, including dilutive stock options	88,082,467	87,811,275	88,043,422	87,756,490
PERFORMANCE RATIOS
Return on average assets	.08%	1.13%	.34%	1.22%
Return on average common equity	.71%	9.61%	2.99%	10.01%